Exhibit 5.1

[Letterhead of Jones Day]

June 27, 2006

USG Corporation

125 South Franklin Street

Chicago, Illinois 60606-4000

Re:	Registration Statement on Form S-1 (Commission No. 333-132203)
filed by USG Corporation

Ladies and Gentlemen:

We have acted as special counsel to USG Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of (a) rights (the “Rights”) to purchase common stock, par value $0.10 per share, of the Company (the “Common Stock”) pursuant to a rights offering (the “Rights Offering”) to stockholders of record on the record date for the Rights Offering and (b) shares of Common Stock issuable upon exercise of the Rights, together with the associated preferred stock purchase rights, in each case as contemplated by the Registration Statement on Form S-1 to which this opinion has been filed as an exhibit (the “Registration Statement”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Common Stock has been duly authorized by all necessary corporate action of the Company and, when issued and delivered in accordance with the terms of the Rights Offering against payment of the consideration therefor as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

2.	When issued in accordance with the Rights Agreement, dated as of March 27, 1998, as amended and as it may be further amended from time to time (the “Rights Agreement”), between the Company and Harris N.A., as successor rights agent, the preferred stock purchase rights described in the Rights Agreement (the “Preferred Stock Rights”) will be validly issued.

3.	When issued in accordance with the Reorganization Rights Plan, dated as of January 30, 2006, as it may be amended from time to time (the “Reorganization Rights Plan”), between the Company and Computershare Investors Services

USG Corporation

June 27, 2006

LLC, as rights agent, the rights described in the Reorganization Rights Plan (the “Reorganization Rights”) will be validly issued.

In rendering the foregoing opinions, we have assumed that (a) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act of 1933 (the “Securities Act”); (b) the resolutions authorizing the Company to issue, offer and sell the Rights, the Common Stock, the Preferred Stock Rights and the Reorganization Rights (collectively, the “Securities”) as adopted by the Company’s Board of Directors (or a duly authorized committee or committees thereof, if applicable) will be in full force and effect at all times at which the Securities are offered or sold by the Company; and (c) all Securities will be issued in compliance with applicable federal and state securities laws.

The opinions set forth in paragraphs 2 and 3 are limited to the valid issuance of the Preferred Stock Rights and the Reorganization Rights under the General Corporation Law of the State of Delaware (the “DGCL”). We do not express any opinion herein with respect to any other aspect of the Preferred Stock Rights or the Reorganization Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the Reorganization Rights Plan or the issuance of the Preferred Stock Rights or the Reorganization Rights or the enforceability or any particular provisions of the Rights Agreement or the Reorganization Rights Plan. In rendering the opinions set forth in paragraphs 2 and 3 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Preferred Stock Rights and the Reorganization Rights and the execution of the Rights Agreement and the Reorganization Rights Plan.

In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained therein. The opinions expressed herein are limited to the federal securities laws of the United States of America and the DGCL, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day